Registration No. 333-130680

As filed with the United States Securities and Exchange Commission on August 1, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAJAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1881957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Whitetail Blvd.

River Falls, Wisconsin, 54022

(715) 426-9505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shannon Zimmerman

Executive Vice President Global Content Solution

Sajan, Inc.

625 Whitetail Blvd.

River Falls, Wisconsin, 54022

(715) 426-9505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-1, File No. 333-130680 (the “Registration Statement”), which was filed on December 23, 2005, as such Registration Statement has been amended through the date hereof, by Sajan, Inc. (the “Registrant”), formerly known as Mathstar, Inc., relating to the registration of 2,088,933 shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”).

On July 19, 2017, the acquisition of the Registrant, by Amplexor USA Inc., a Delaware corporation (“Buyer”), was consummated pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of April 25, 2017 (the “Merger Agreement”), by and among the Registrant, Buyer, and Amplexor Falcon, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant with the Registrant remaining as the surviving corporation and a wholly-owned subsidiary of Buyer (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.

In accordance with undertakings made by the Registrant in the Registration Statement, the Registrant hereby removes from registration any and all shares of the Common Stock (as adjusted for stock splits, dividends, recapitalizations or other similar transactions effected without consideration which results in an increase in the number of outstanding shares of Common Stock) that remain unsold as of the date hereof under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of River Falls, State of Wisconsin, on August 1, 2017.

Sajan, Inc.
(Registrant)

By:	/s/ Shannon Zimmerman
Name:	Shannon Zimmerman
Title:	Executive Vice President Global Content Solution

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.